EXHIBIT 99.2

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BASIC AND DILUTED EARNINGS PER SHARE (Unaudited)

	Year Ended December 31,
(Amounts in Millions Except Per Share Data)	2008	2007	2006
Numerator:
Net earnings	$293.6	$518.1	$486.1
Dividends on stock-based plans	(1.5)	(1.3)	(1.0)
Undistributed earnings allocable to stock-based plans	(3.0)	(5.1)	(3.7)
Numerator for basic and diluted earnings per share – net earnings available to common stockholders	$289.1	$511.7	$481.4

Denominator:
Denominator for basic earnings per share – weighted- average shares	59.8	64.3	72.1
Employee stock options	.8	1.4	1.8
Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	60.6	65.7	73.9
Basic earnings per share	$4.83	$7.96	$6.67
Diluted earnings per share	$4.77	$7.78	$6.51

	Quarter Ended
(Amounts in Millions Except Per Share Data)	March 30, 2008	June 29, 2008	September 28, 2008	December 31, 2008
Numerator:
Net earnings	$67.4	$96.7	$85.8	$43.7
Dividends on stock-based plans	(.3)	(.4)	(.4)	(.4)
Undistributed earnings allocable to stock-based plans	(.5)	(1.2)	(1.0)	(.3)
Numerator for basic and diluted earnings per share – net earnings available to common stockholders	$66.6	$95.1	$84.4	$43.0

Denominator:
Denominator for basic earnings per share – weighted- average shares	60.5	60.1	59.2	59.3
Employee stock options	.9	1.0	.9	.4
Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	61.4	61.1	60.1	59.7
Basic earnings per share	$1.10	$1.58	$1.43	$.72
Diluted earnings per share	$1.08	$1.56	$1.41	$.72

	Quarter Ended
	April 1,	July 1,	September 30,	December 31,
(Amounts in Millions Except Per Share Data)	2007	2007	2007	2007
Numerator:
Net earnings	$108.1	$118.0	$104.6	$187.4
Dividends on stock-based plans	(.3)	(.4)	(.3)	(.3)
Undistributed earnings allocable to stock-based plans	(.9)	(1.1)	(1.0)	(2.1)
Numerator for basic and diluted earnings per share – net earnings available to common stockholders	$106.9	$116.5	$103.3	$185.0

Denominator:
Denominator for basic earnings per share – weighted- average shares	65.1	65.6	64.2	62.1
Employee stock options	1.7	1.6	1.4	1.3
Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	66.8	67.2	65.6	63.4
Basic earnings per share	$1.64	$1.78	$1.61	$2.98
Diluted earnings per share	$1.60	$1.73	$1.58	$2.92